Schedule 99.4

AGREEMENT OF MERGER

This Agreement of Merger is made and entered into as of May 18, 2007 by and among Alkaloida Chemical Company Exclusive Group Ltd., (“Parent”), Aditya Acquisition Company Ltd., an Israeli company under the control of Parent (“Merger Sub”), and Taro Pharmaceutical Industries Ltd., an Israeli company (the “Company”). Certain capitalized terms used in this Agreement are defined at Exhibit A hereto.

Recitals

A.  Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the applicable provisions of the Companies Law (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a direct wholly-owned subsidiary of Parent.

B.  The board of directors of Merger Sub has determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company (as defined in Section 1.1) will be unable to fulfill the obligations of Merger Sub to its creditors, and the respective boards of directors of Parent and Merger Sub have (i) determined that the Merger is advisable and fair and in the best interests of their respective companies and shareholders and (ii) approved this Agreement, the Merger and the Contemplated Transactions.

C.  The board of directors of the Company has (i) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (ii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, (iii) approved this Agreement, the Merger and the Contemplated Transactions and (iv) recommended the approval and adoption of this Agreement, the Merger and any other Required Approval Transactions by the shareholders of the Company.

D.  In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement, the shareholders of the Company identified at Exhibit B hereto are executing Shareholder Undertakings (the “Shareholder Undertakings”) in favor of Parent and granting irrevocable proxies to a mutually-agreed-upon proxyholder, pursuant to which such shareholders are undertaking certain obligations (including, but not limited to, the obligation not to sell, transfer, assign, pledge or encumber any of the Company Ordinary Shares or Company Founder Shares) and irrevocably directing the proxyholder to vote all securities of the Company beneficially owned by them in favor of the approval of this Agreement, the Merger and any other Required Approval Transactions.

E.  Concurrently with the execution and delivery of this Agreement, Parent will enter into an agreement for the acquisition of all of the outstanding share capital of Taro Development Corporation (“TDC”) prior to the Effective Time (the “TDC Agreement”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  Description of Transaction.

1.1  Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, and in accordance with Sections 314 and 327 of the Companies Law, Merger Sub (as the target company (HaYa’ad)) shall be merged with and into the Company (as the absorbing company (HaChevrat HaKoletet)), and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Company”).

1.2  Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Companies Law. Pursuant to the Merger, the Surviving Company will succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the Companies Law. Following the Merger, the Surviving Company shall: (a) be governed by the laws of the State of Israel; and (b) maintain a registered office in the State of Israel.

1.3  Closing; Effective Time.  The closing of the Merger and the consummation of those transactions contemplated by this Agreement that are to be consummated at the time of the Merger (the “Closing”) shall take place at Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, on a date to be designated by Parent and the Company (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions which by their nature are to be satisfied at the Closing). On the Closing Date, the Company shall notify the Companies Registrar of the State of Israel (the “Companies Registrar”) that the conditions set forth in Sections 6 and 7 have been satisfied or waived. The Merger shall become effective upon the issuance of the Certificate of Merger in accordance with the Companies Law (the time the Merger becomes effective being the “Effective Time”).

1.4  Articles of Association; Memorandum of Association; Directors.  Unless otherwise determined by Parent prior to the Effective Time:

(a) the Articles of Association of the Surviving Company shall be the same as the Articles of Association of Merger Sub in effect at the Effective Time until thereafter amended in accordance with the Companies Law and such Articles of Association;

(b) the Memorandum of Association of the Surviving Company shall be the same as the Memorandum of Association of the Company in effect at the Effective Time until thereafter amended in accordance with the Companies Law and such Memorandum of Association; and

(c) the directors of the Surviving Company immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal.

1.5  Effect on Share Capital.

(a) At the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of Parent, Merger Sub or the Company:

(i) any Company Ordinary Shares held by the Company (or held by the Company as dormant shares (Menayot Redumot)) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore; and, notwithstanding anything contrary contained in this Agreement any Company Ordinary Shares, Company Founder Shares or any other shares of stock of the Company held by TDC, Morley and Company, Inc. (“Morley”) or any wholly-owned Subsidiary of the Company shall not be cancelled or surrendered in the Merger and shall continue to remain outstanding;

(ii) except as provided in clause “(i)” above, and subject to Section 1.5(b), each Company Ordinary Share and each Company Founder Share outstanding immediately prior to the Effective Time shall be transferred to Parent and shall be registered in the name of Parent in the shareholders register of the Surviving Company in consideration for the right to receive US$7.75 in cash, without any interest thereon (the “Merger Consideration”);

(iii) all Company Options shall be treated in accordance with Section 5.5 hereof; and

(iv) each ordinary share, par value NIS 0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding Company Ordinary Shares and/or Company Founder Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be adjusted to the extent appropriate.

(c) If any Company Ordinary Shares or Company Founder Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then the Merger Consideration payable in exchange for such Company Ordinary Shares or Company Founder Shares, as applicable, will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and need not be paid until such time as such repurchase option, risk of forfeiture or other conditions lapses or otherwise terminates. Prior to the Effective Time, the Company shall ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

1.6  Closing of the Company’s Transfer Books.  At the Effective Time: (a) all Company Ordinary Shares outstanding immediately prior to the Effective Time shall automatically be transferred to Parent, and all holders of certificates representing Company Ordinary Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, other than the right of the holders of Company Ordinary Shares to receive the Merger Consideration set forth herein; (b) all Company Founder Shares outstanding immediately prior to the Effective Time shall automatically be transferred to Parent, and all holders of certificates representing Company Founder Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, other than the right of the holders of Company Founder Shares to receive the Merger Consideration set forth herein; and (c) the share transfer books of the Company shall be closed with respect to all Company Ordinary Shares and Company Founder Shares outstanding immediately prior to the Effective Time. No further transfer of any Company Ordinary Shares or Company Founder Shares shall be made on such share transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Company Ordinary Shares or any Company Founder Shares outstanding immediately prior to the Effective Time (a “Company Share Certificate”) is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Company or Parent, such Company Share Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7  Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”). As of the Effective Time, Parent shall have deposited with the Paying Agent, in trust for the benefit of the Persons who were registered holders of Company Ordinary Shares and Company Founder Shares immediately prior to the Effective Time, cash in an amount equal to the aggregate consideration payable pursuant to Section 1.5(a)(ii). The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund.”

(b) As soon as reasonably practicable following the Effective Time, the Company will provide to the Paying Agent a list of the registered holders of Company Ordinary Shares and Company Founder Shares at the Effective Time and the Paying Agent will mail to such registered holders: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and that the Company may reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Share Certificates shall be effected, and risk of loss and title to Company Share Certificates shall pass, only upon delivery of such Company Share Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Share Certificates in exchange for the Merger Consideration pursuant to such letter of transmittal. Upon surrender of a Company Share Certificate to the Paying Agent in exchange for the Merger Consideration, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of Company Ordinary Shares or Company Founder Shares, as applicable, formerly represented by the Company Share Certificate; and (B) the Company Share Certificate so surrendered shall be canceled. If any cash is to be paid to a Person other than the Person in whose name the Company Share Certificate surrendered is registered, it shall be a condition of such payment that the Company

Share Certificate so surrendered shall be properly endorsed (with such signature guarantees as may be required by the letter of transmittal) or otherwise in proper form for transfer, and that the Person requesting payment shall: (1) pay to the Paying Agent any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of the Company Share Certificate surrendered; or (2) establish to the satisfaction of Parent that such Tax has been paid or is not required to be paid. The exchange procedures shall comply with such procedures as may be required by the Israeli Tax Rulings (as defined in Section 5.3(b)), if obtained, and shall permit Parent (after consultation with the Company) to require holders of Company Ordinary Shares to provide any information as is reasonably needed to comply with the Israeli Tax Rulings. Until surrendered as contemplated by this Section 1.7(b), each Company Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive cash in an amount equal to the Merger Consideration multiplied by the number of Company Ordinary Shares or Company Founder Shares, as applicable, represented by such Company Share Certificate, without interest thereon. If any Company Share Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the delivery of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an appropriate affidavit and to deliver a bond in such sum as Parent may reasonably direct, as indemnity against any claim that may be made against the Paying Agent, Parent, the Surviving Company or any affiliated party with respect to such Company Share Certificate.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Share Certificates as of the date 180 days after the Closing Date shall be delivered by the Paying Agent to Parent upon demand, and any holders of Company Share Certificates who have not theretofore surrendered their Company Share Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration, without any interest thereon.

(d) Each of the Paying Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Ordinary Shares, Company Founder Shares or Company Options such amounts as Parent reasonably determines is required to be deducted or withheld therefrom or in connection therewith under the Code, under the Israeli Income Tax Ordinance New Version, 1961, as amended, or under any provision of U.S. state or local or non-U.S. Tax law or under any other applicable Legal Requirement, provided that, with respect to any withholding under Israeli Legal Requirements, the Paying Agent, Parent and the Surviving Company shall act in accordance with the Israeli Tax Rulings, if obtained. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) None of the Paying Agent, Parent or the Surviving Company shall be liable to any holder or former holder of Company Ordinary Shares, Company Founder Shares or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8  Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  Representations and Warranties of the Company

For the purposes of this Section 2, the term “Acquired Corporations” shall mean the Company and the Company Subsidiaries (as defined below).

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the

Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

2.1  Subsidiaries; Due Organization; Qualification to do Business.

(a) The Company has no Subsidiaries, except for the Entities set forth in Part 2.1(a) of the Company Disclosure Schedule (collectively, the “Company Subsidiaries”) and the jurisdiction of incorporation of each Company Subsidiary is set forth in Part 2.1(a) of the Company Disclosure Schedule; and except as set forth in Part 2.1(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any share capital of, or any equity interest or similar interest in, or any interest convertible into or exchangeable for any equity interest or similar interest of any nature in, any other Entity, other than the Company Subsidiaries. Except as set forth in Part 2.1(a) of the Company Disclosure Schedule, all of the Company Subsidiaries are wholly-owned subsidiaries of the Company. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.

(b) Except as set forth in Part 2.1(b) of the Company Disclosure Schedule, each of the Acquired Corporations is a corporation duly organized and validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own, lease, operate and use its properties and assets in the manner in which its properties and assets are currently owned, leased, operated and used; and (iii) perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) Each of the Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified or licensed to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties and assets owned, leased or operated by it or where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.2  Articles of Association and Memorandum of Association.  The Company has heretofore made available to Parent a complete and correct copy of the Articles of Association and the Memorandum of Association or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary listed at Part 2.2 of the Company Disclosure Schedule. Such Articles of Association, Memorandum of Association or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Articles of Association, Memorandum of Association or equivalent organizational documents.

2.3  Capitalization; Rights to Acquire Stock.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of: (i) 200,000,000 Company Ordinary Shares, of which as of May 18, 2007 29,665,618 Company Ordinary Shares are issued and outstanding; and (ii) 2,600 Company Founder Shares, all of which are issued and outstanding. As of April 30, 2007, 1,244,429 Company Ordinary Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Option Plans.

(b) All of the issued and outstanding share capital of the Company has been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding share capital of the Company is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and the outstanding share capital of the Company is free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws). None of the outstanding share capital of the Company is subject to any right of first refusal in favor of any of the Acquired Corporations or any Company Affiliate. Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any share capital of the Company. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding share capital of the Company or other securities.

(c) As of April 30, 2007: (A) 279,266 Company Ordinary Shares are reserved for future issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Company ESPP”); and (B) 734,350 Company Ordinary Shares are reserved for future issuance pursuant to stock options not yet granted under the Company Option Plans. Part 2.3(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option, in each case that was outstanding as of April 30, 2007: (1) the particular Company Option Plan (if any) pursuant to which such Company Option was granted; (2) the employee name; (3) the number of Company Ordinary Shares subject to such Company Option; (4) the exercise price of such Company Option; (5) the date on which such Company Option was granted; (6) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable; (7) the date on which such Company Option expires; (8) whether such Company Option is: (x) an “incentive stock option” (as defined in the Code) or a non-qualified stock option; or (y) with respect to Company Options granted to Israeli tax payers, whether such Company Option was granted under the following sections of the Israeli Income Tax Ordinance: Section 3(i); Section 102 (prior to January 1, 2003); or Section 102 (on or after January 1, 2003, and in such event pursuant to which subsection of Section 102); and (9) whether the vesting of such Company Option would be accelerated, in whole or in part, as a result of the Merger or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. The Company has made available to Parent accurate and complete copies of: (x) each Company Option Plan; (y) the Company ESPP; and (z) the forms of all stock option agreements evidencing options to purchase stock of any of the Company.

(d) Except as set forth in Section 2.3(c) or in Part 2.3(c) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right or agreement or commitments or arrangements of any character (whether or not currently exercisable) to acquire any share capital or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other securities of any of the Acquired Corporations; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any share capital or any other securities.

(e) All of the outstanding share capital of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and, except as set forth in Part 2.1(a) of the Company Disclosure Schedule are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

2.4  2005 20-F; Financial Statements.

(a) The Company has made available to Parent accurate and complete copies of the Company’s Annual Report on Form 20-F for the year ended December 31, 2005 (the “2005 20-F”). As of the time it was filed with or furnished to the SEC: (i) the 2005 20-F complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) the 2005 20-F did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements (including any related notes) attached to the 2005 20-F: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated therein or in the notes to such financial statements); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

(c) Except as set forth in Part 2.4(c) of the Company Disclosure Schedule, the unaudited consolidated financial statements as of, and for the year ended December 31, 2006 (including any related notes) previously made available to Parent and the unaudited consolidated financial statements (including any related notes) as of, and for the three-month period ended March 31, 2007 previously made available to Parent: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated therein or in the notes to such financial statements); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby (subject to normal and recurring year end adjustments which would not have had, and would not have, individually or in the aggregate, a Company Material Adverse Effect).

(d) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at March 31, 2007 including the notes thereto, no Acquired Corporation has any material liability, claim or obligation of any nature (whether accrued, absolute, contingent or otherwise).

(e) The Company has made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(f) The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since January 1, 2004 and all responses to such comment letters filed by or on behalf of the Company.

(g) Except as specifically disclosed in the 2005 20-F and on Part 2.4(g) of the Company Disclosure Schedule, the Company has maintained disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. The Company has made available to Parent, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 2.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) Except as specifically disclosed in the 2005 20-F and on Part 2.4(h) of the Company Disclosure Schedule, the Company has maintained and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) Except as specifically disclosed in the 2005 20-F: (i) since January 1, 2004, none of the Acquired Corporations, or to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Acquired Corporations, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Acquired Corporation or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Acquired Corporation has engaged in questionable accounting or auditing practices; (ii) no attorney representing any Acquired Corporation, whether or not employed by any Acquired Corporation, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s board of directors or any committee thereof or to any director or officer of the Company and (iii) since January 1, 2004, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company’s board of directors or any committee thereof.

2.5  Tax Matters.

(a) Except as set forth in Part 2.5(a) of the Company Disclosure Schedule, each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Effective Date (the “Acquired Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any valid extensions of such due date obtained in the ordinary course of business); (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) any such Acquired Corporation Returns are true, correct and complete in all material respects. All amounts shown on the Acquired Corporation Returns and all other material amounts of Taxes owed by the Acquired Corporations have been or will be timely paid on or before the Effective Date. All material amounts of Tax required to be withheld by the Acquired Corporations have been or will be timely withheld or timely paid over to the appropriate Government Body in compliance with all applicable Legal Requirements. The Acquired Corporations have made provision for the full amount of any Tax liability that is not yet due and payable for all taxable periods, or portions thereof, ending on or before the Effective Date. No written claim has been made by any Governmental Body in a jurisdiction where any of the Acquired Corporations do not file Tax Returns that the relevant Acquired Corporation is or may be subject to taxation by that jurisdiction.

(b) No deficiency for any material amount of Tax has been asserted or assessed or reassessed by any Governmental Body against an Acquired Corporation (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn. There are no liens for Taxes other than for Taxes not yet due and payable on the assets of the Acquired Corporations.

(c) Except as set forth in Part 2.5(c) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes of the Acquired Corporations (including for these purposes pending or threatened audits, examinations, investigations or other proceedings by the Investment Center of the Israeli Ministry of Industry, Trade & Labor (the “Investment Center”) with respect to the Company’s facilities’ status as “Approved Enterprises” under Israel’s Law for the Encouragement of Capital Investment, 1959). Except as set forth in Part 2.5(c) of the Company Disclosure Schedule, none of the Acquired Corporations has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and there are no outstanding requests in respect of the foregoing.

(d) None of the Acquired Corporations has any liability for the Taxes of any Person (i) as a result of being a member of a consolidated, affiliated, combined, unitary or other group or being included in a Tax Return, in each case, that includes a Person other than an Acquired Corporation, (ii) as a transferee or successor, or (iii) pursuant to an agreement relating to the allocating or sharing of, or an indemnification obligation with respect to, Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes). None of the Acquired Corporations is a party to or bound by any agreement, arrangement or practice with a Governmental Body (including any advance pricing agreement or closing agreement).

(e) All sales and license transactions among the Acquired Corporations, Company Affiliates or Company Associates have been conducted on arm’s length terms and comply with applicable transfer pricing laws and rules in all material respects.

(f) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision under U.S. state or local or non-U.S. Tax law).

(g) No Acquired Corporation will be required to include material amounts in income, or exclude material items of deduction, in a taxable period beginning after the Effective Time as a result of (i) a change in method of accounting occurring prior to the Effective Time, (ii) an installment sale or open transaction arising in a taxable period ending on or before the Effective Time, (iii) deferred gains (intercompany or otherwise) arising prior to the Effective Time, (iv) any prepaid amount received on or prior to the Effective Time, or (v) any agreement with a Governmental Body executed on or prior to the Effective Time.

(h) No Acquired Corporation has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any similar provision under U.S. state or local or non-U.S. Tax law).

(i) There are no limits on the use of any net operating losses of the Acquired Corporations (other than expiration periods and any limits that result from the transactions contemplated by this Agreement).

(j) To the Company’s Knowledge, it qualifies as an Industrial Company according to the meaning of that term in the Israeli Law for the Encouragement of Industry (Taxes), 1969, and, to the Company’s Knowledge, the consummation of the Merger will not have any adverse effect on such qualification as an Industrial Company.

2.6  Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.6(a) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or employees’ committee representing any of its employees (excluding such collective agreements and extension orders that apply to members of the Industrialist Union and/or all employers in the Israeli market) and there are no labor organizations or employees’ committee representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. Except as set forth in Part 2.6(a) of the Company Disclosure Schedule, the Acquired Corporations are currently in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours and/or the payment and/or withholding of taxes and/or other sums. The Acquired Corporations are not a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to any Company Associate. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other governmental authority in any jurisdiction in which the Acquired Corporations have employed or currently employs any Company Associate.

(b) The Company has provided to parent an accurate and complete copy of each Company Employee Plan, forms of Company Employee Agreements and an accurate and complete list, by country, of employees of the Acquired Corporations as of April 30, 2007, including information as to tenure and salary. None of the Acquired Corporations intends, and none of the Acquired Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform or seek the approval of any such Company Employee Plan or Company Employee Agreement to satisfy applicable Legal Requirements). The Company has provided a true and correct copy of each Company Employee Plan.

(c) Each of the Acquired Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code and other Legal Requirements. All contributions, premiums or payments required to be made with respect to any Company Employee Plan and each Company Employee Agreement have been made or accrued on or before their due dates. Except as set forth in Part 2.6(c) of the Company Disclosure Schedule, none of the Company Employee Plans and the Company Employee Agreements provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Acquired Corporations or any successors thereto to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. Except as set forth in Part 2.6(c) of the Company Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Acquired Corporations.

(d) With respect to each Company Employee Plan that is not subject to United States Law (a “Non-U.S. Benefit Plan”):

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices;

(ii) with respect to Employees of the Acquired Corporations who reside or work in Israel, which shall be construed to include consultants, sales agents and other independent contractors who would be deemed to be employees for purposes of Israeli labor laws (“Israeli Employees”), the Acquired Corporations’ obligations to provide statutory severance pay to Israeli employees pursuant to the Severance Pay Law, 5723-1963 have been satisfied or have been fully funded by contributions to appropriate insurance funds or accrued on the Company’s financial statements; and with respect to Employees of the Acquired Corporations other than Israeli Employees, the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

2.7  Intellectual Property Matters.

(a) Part 2.7(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Registered Owned Intellectual Property, (ii) unregistered trademarks and service marks included in the Owned Intellectual Property, and (iii) other Owned Intellectual Property material to the Acquired Corporations.

(b) Each of the Acquired Corporations has sufficient rights to use the Acquired Corporation IP, all of which rights shall survive unchanged the consummation of the Contemplated Transactions. The Acquired Corporation IP includes all Intellectual Property used or held for use in connection with the operation of the business of each Acquired Corporation, and there are no other items of Intellectual Property that are material to or necessary for the operation of the business of each Acquired Corporation or for the continued operation of the business of each Acquired Corporation immediately after the Closing in substantially the same manner as operated prior to the Closing.

(c) The Acquired Corporation IP is (i) valid, subsisting and enforceable, and (ii) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting any of the Acquired Corporations’ use thereof or rights thereto, or that would impair the validity or enforceability thereof. The Registered Owned Intellectual Property is currently in compliance with any and all formal legal requirements necessary to record and perfect each of the Acquired Corporations’ interest therein and the chain of title thereof. Except as set forth in Part 2.7(c) of the Company Disclosure Schedule, there is no action or claim pending, asserted or threatened (i) against any of the Acquired Corporations concerning any product or the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Intellectual Property, or (ii) contesting or challenging the ownership, validity, registerability or enforceability of, or the Acquired Corporations’ or the Company Affiliates’ right to use, any Acquired Corporation IP.

(d) To the knowledge of the Company, the operation of the business of each Acquired Corporation and the use of the Acquired Corporation IP in connection therewith does not, and has not in the last seven (7) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. Except as disclosed in Part 2.7(d) of the Company Disclosure Schedule, there is no action or claim pending, asserted or threatened against any of the Acquired Corporations concerning any of the foregoing, nor has any of the Acquired Corporations received any notification that a license under any other Person’s Intellectual Property is or may be required. To the Knowledge of the Company, no Person is engaging, or has engaged in the last seven (7) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Acquired Corporation IP.

(e) Consummation of the Contemplated Transactions will not result in (i) the grant of any license under or creation of any lien on any Acquired Corporation IP or any Intellectual Property that is owned by or licensed to Parent or any of its affiliates prior to the Closing, (ii) Parent or any of its affiliates being bound by, or subject to, any non-compete obligation, covenant not to sue, or other restriction on the operation or scope of its business, or (iii) Parent or any of its affiliates, or any of the Acquired Corporations, being obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by the Company or any other Acquired Corporations prior to the Closing.

(f) Except as set forth in Part 2.7(f) of the Company Disclosure Schedule, no university, military, educational institution, research center, Governmental Body, or other organization (each, a “R&D Sponsor”) has sponsored research and development conducted in connection with the businesses of any of the Acquired Corporations, or has any claim of right to, ownership of or other lien on any Acquired Corporation IP. No research and development conducted in connection with the businesses of any of the Acquired Corporations was performed by a graduate student or employee of any R&D Sponsor. None of the Acquired Corporations have participated in any standards-setting activities or joined any standards setting or similar organization that would affect the proprietary nature of any Acquired Corporation IP or restrict the ability of any of the Acquired Corporations to enforce, license or exclude others from using any Acquired Corporation IP.

(g) No employee, independent contractor, or agent of the Acquired Corporations is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Acquired Corporation IP or, to the Knowledge of the Company, any other Intellectual Property and the Acquired Corporations, in the ordinary course, enter into such agreements with its employees, independent contractors and agents. To the extent that any Intellectual Property has been conceived, developed or created for the Acquired Corporations by any other Person, the applicable Acquired Corporation, has executed valid and enforceable written agreements with such Person with respect thereto transferring to such Acquired Corporation the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment.

2.8  Legal Proceedings; Orders.

(a) Except as set forth in Part 2.8(a) of the Company Disclosure Schedule: (i) there are no pending material Legal Proceedings; and (ii) to the Knowledge of the Company: (A) no Governmental Body has threatened to commence any material Legal Proceeding; and (B) no other Person has threatened in writing to commence any material Legal Proceeding: (1) that involves: (A) any of the Acquired Corporations or any of the properties or assets of any Acquired Corporation; (B) any securities of any of the Acquired Corporations; or (C) any alleged action or omission on the part of any director or officer of any Acquired Corporation in his or her capacity as such; or (2) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions (the Legal Proceedings identified in Part 2.8(a) of the Company Disclosure Schedule being referred to as the “Specified Proceedings”).

(b) There is no Order to which any of the Acquired Corporations, or any of the assets or properties owned, leased or used by any of the Acquired Corporations, is subject, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. To the Knowledge of the Company, no executive officer or other key employee of any of the Acquired Corporations is subject to any Order that prohibits such executive officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations as it is currently conducted, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) The Company has not, pursuant to or within the meaning of Title 11, U.S. Code, or any similar United States federal or state law for the relief of debtors or any similar non-U.S. law, (i) commenced a voluntary case, (ii) consented to the entry of an order for relief against it in an involuntary case, (iii) consented to the appointment of a receiver, trustee, assignee, liquidator or similar official, (iv) made a general assignment for the benefit of its creditors or (v) admitted in writing that it is generally unable to pay its debts as they become due.

2.9  Authority; Binding Nature of Agreement.  The Company has the corporate right, power and authority to enter into, to deliver and to perform its obligations under this Agreement, to consummate the Merger and the other Contemplated Transactions. The board of directors of the Company (at a meeting duly called and held) as of the date of this Agreement has: (a) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders; (b) determined that considering the financial position of the Company and Merger Sub no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors; (c) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved this Agreement, the Merger and the other Contemplated Transactions; and (d) recommended the approval of this Agreement, the Merger and the other Required Approval Transactions by the holders of Company Ordinary Shares and Company Founder Shares and directed that this Agreement, the Merger and the other Required Approval Transactions be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meetings (as defined in Section 5.2(b)). No other corporate proceedings on the part of the Company (without limiting the generality of the foregoing, no vote or approval of any class or series of share capital or any other securities of the Company or the Company’s Subsidiaries, are necessary to authorize or permit the consummation of this Agreement, the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.10  Vote Required.  Assuming neither Parent nor Merger Sub, nor any Person holding 25% or more of the shares or “means of control” (as such term is defined in the Companies Law) of Parent or Merger Sub own or hold any Company Ordinary Shares or Company Founder Shares, the: (i) affirmative vote of a 75% majority of the voting power of the Company present and voting on such resolution at a meeting of the shareholders convened to approve the Merger, including at least one-third of the shares other than the shares held by the controlling shareholders of the Company (unless the total number of shares voting against the Merger does not exceed 1% of the total voting power of the Company) ; (ii) affirmative vote of a 75% majority of a meeting of the holders of the Company Ordinary Shares; and (iii) affirmative vote of a 75% majority of a meeting of the holders of the Company Founder Shares; is the only vote of the holders of any securities of the Company necessary to approve the Merger (the “Required Company Shareholder Vote”). The quorum required for the Company Shareholders’ Meetings is three or more shareholders who hold at least one third of the total number of votes in the Company.

2.11  Non-Contravention; Consents.  Assuming compliance with (and receipt of all required approvals under) the applicable provisions of the Companies Law, the HSR Act, any non-U.S. Antitrust Law (as defined in Section 5.4), and receipt of the approvals listed in Part 2.11 of the Company Disclosure Schedule, neither (1) the execution or delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Articles of Association and Memorandum of Association of the Company or the charter or other organizational documents of any of the other Acquired Corporations; or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations; or (iii) any Legal Requirement;

(b) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Significant Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract that constitutes a Significant Contract; (ii) accelerate the maturity or performance of any Company Contract that constitutes a Significant Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any Company Contract that constitutes a Significant Contract; or

(c) impact the effectiveness of any Significant Contract or result in any obligation of the Company or any other Acquired Corporation to pay any penalty, fee, make-whole amount or other similar amount or result in any other adverse consequence pursuant to any Significant Contract.

2.12  Permits; Compliance.

(a) Except as set forth in Part 2.12 of the Company Disclosure Schedule, each Acquired Company is in possession of all Government Authorizations necessary for each of the Acquired Corporations to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”) and any comparable non-U.S law and the regulations of the Federal Food and Drug Administration (the “FDA”) promulgated under the FDCA and any comparable non-U.S. Governmental Bodies, necessary for each of the Acquired Corporations to carry on its business and operations as currently conducted, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Part 2.12(a) of the Company Disclosure Schedule, no Acquired Corporation is in conflict with, or in default, breach or violation of any Legal Requirement by which any property or asset of any Acquired Corporation is bound or affected, except for any such conflicts, defaults, breaches, or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Each Acquired Corporation is, and since January 1, 2004 each Acquired Corporation has been, in compliance in all material respects with all Legal Requirements applicable to the Acquired Corporations or by which any of its properties are bound, including Legal Requirements of the FDA and any comparable non-U.S Governmental Body except as set forth in Part 2.12(b) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.13  Absence of Certain Changes or Events.  Since March 31, 2007, except as set forth in Part 2.13 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement (a) the Acquired Corporations have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Acquired Corporations has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.2.

2.14  Significant Contracts.  (a) Subsections (i) through (xii) of Part 2.14(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Acquired Corporations are a party (such contracts and agreements as are required to be set forth in Part 2.14(a) of the Company Disclosure Schedule being the “Significant Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to each Acquired Corporation;

(ii) each contract and agreement which involved in the 12 month period preceding the date of this Agreement or is likely to involve in the 12 month period following the date of this Agreement consideration of more than $3,500,000, in the aggregate, over the remaining term of such contract or agreement;

(iii) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by each Acquired Corporation with any third party;

(iv) all material contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of each Acquired Corporation or income or revenues related to any product of each Acquired Corporation to which any Acquired Corporation is a party;

(v) all contracts and agreements evidencing material Indebtedness;

(vi) all contracts and agreements with any Governmental Body to which each Acquired Corporation is a party;

(vii) all contracts and agreements that limit, or purport to limit, the ability of any Acquired Corporation to compete in any line of business or with any person or entity or in any geographic area or during any period of time, in any material respect;

(viii) all contracts and agreements providing for benefits under any Company Employee Plan or material Company Employee Agreement;

(ix) all material Acquired Corporation IP Contracts;

(x) all insurance policies summarized pursuant to Section 2.17(a);

(xi) all contracts with customers required to be listed in Part 2.18 of the Company Disclosure Schedule; and

(xii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Acquired Corporations taken as a whole, or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect and except as set forth in Part 2.14(b) of the Company Disclosure Schedule, (i) each Significant Contract is a legal, valid and binding agreement, and none of the Significant Contracts is in default by its terms or has been canceled by the other party; (ii) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Significant Contract; and (iii) the Company and the Company Subsidiaries have not received any claim of default under any such agreement. The Company has furnished or made available to Parent complete and accurate copies of all Significant Contracts, including any amendments thereto.

2.15  Real Property; Title to Assets.

(a) Part 2.15(a) of the Company Disclosure Schedule lists each parcel of real property currently owned by the Acquired Corporations. Except as set forth in Part 2.14(a) of the Company Disclosure Schedule, each parcel of real property owned by the Acquired Corporations (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, right of first offer or other requirement to sell, assign or otherwise divest (collectively, “Liens”), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Acquired Corporations consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) is neither subject to any Governmental Body decree or Order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b) Part 2.15(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Acquired Corporations, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Acquired Corporations in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Acquired Corporations or, to the Knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to such leased premises except where such default would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(c) Each of the Acquired Corporations has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property.

2.16  Environmental Matters.  Except as described in Part 2.16 of the Company Disclosure Schedule, (a) none of the Acquired Corporations has, for the past five years, violated or is in violation of any Environmental Law; (b) none of the properties currently or, to the Knowledge of the Company, formerly, owned, leased, used or operated by the Acquired Corporations (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance and no Hazardous Substances have been released on any such property; (c) none of the Acquired Corporations is actually, potentially or allegedly liable for any costs to address actual or alleged Hazardous Substances at any third party or other off-site location; (d) none of the Acquired Corporations is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) each of the Acquired Corporations has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (f) each of the Acquired Corporations is in compliance with its Environmental Permits; (g) there are no claims or Legal Proceedings pending, or to the Knowledge of the Company, threatened in writing, against the Acquired Corporations or any formerly owned or operated properties, or against the Company, and there are no facts or circumstances that would reasonably be expected to result in a Legal Proceeding against the Company or the Acquired Corporations; and (h) neither the execution of this Agreement nor the consummation of the Merger or the other Contemplated Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Body or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

2.17  Insurance.

(a) Summaries of all material insurance policies maintained by the Acquired Corporations at any time during the past three years have been provided to Parent. Each summary sets forth all the material terms and conditions of each such insurance policy and is true, accurate and correct in all material respects.

(b) Except as set forth in Part 2.17(b) of the Company Disclosure Schedule, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) none of the Acquired Corporations is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) Except as set forth in Part 2.17(c) of the Company Disclosure Schedule, at no time subsequent to January 1, 2004 have the Acquired Corporations (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage will not be available in the future substantially on the same terms as are now in effect.

2.18  Customers.  Part 2.18 of the Company Disclosure Schedule sets forth a true and complete list of the customers of the Acquired Corporations which accounted for at least 85% of the consolidated revenues of the Acquired Corporations during the 12 month period preceding the date of this Agreement. As of the date of this Agreement, none of the customers listed in Part 2.18 of the Company Disclosure Schedule of the Acquired Corporations, (i) has cancelled or otherwise terminated any contract with the Acquired Corporations prior to the expiration of the contract term or (ii) to the Knowledge of the Company, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Acquired Corporations or to reduce substantially its purchase from or sale to the Acquired Corporations of any products, equipment, goods or services. None of the Acquired Corporations has (x) breached, in any material respect, any agreement with or (y) to the Knowledge of the Company, engaged in any fraudulent conduct with respect to, any such customer or supplier of the Acquired Corporations.

2.19  Indebtedness of the Acquired Corporations.  Part 2.19 of the Company Disclosure Schedule sets forth all amounts outstanding under any Indebtedness of the Acquired Corporations, including any outstanding principal and interest thereunder accrued as of the date of this Agreement and any prepayment penalties, fees, make-whole amounts and other similar amounts payable with respect to such Indebtedness.

2.20  Interested Party Transactions.  Except as set forth at part 2.20 of the Company Disclosure Schedule, since March 31, 2007, no director or officer of the Company or any person beneficially owning five percent or more, in the aggregate, of the Company Ordinary Shares or Company Founder Shares, has or has had, directly or indirectly, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that any Acquired Corporation furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Acquired Corporations, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Part 2.14(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Acquired Corporations; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 2.20. The Acquired Corporations have not, since March 31, 2007, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

2.21  Grants, Incentives and Subsidies.  The Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing all pending, outstanding and granted grants, incentives, exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any other Governmental Entity, granted to any of the Acquired Corporations, including the grant of Approved Enterprise Status from the Investment Center and grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade & Labor (“OCS”) (collectively, “Grants”) and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company, and all material correspondence related thereto. Except as set forth in Part 2.21 of the Company Disclosure Schedule, the Acquired Corporations are in compliance, in all material respects, with the terms and conditions of all Grants which have been approved and has duly fulfilled, in all material respects, all the undertakings required thereby. Assuming compliance by Parent with any undertakings it may give with respect to the Grants that have been approved, the Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants that have been approved.

2.22  Fairness Opinion.  The Company’s board of directors has received the opinion of Merrill Lynch and Co. Inc., financial advisors to the Company, dated May 18, 2007, that, as of the date of its opinion, the Merger Consideration to be received by the holders of Company Ordinary Shares (other than TDC, Morley, the Company or any wholly-owned Subsidiary of the Company) in the Merger is fair, from a financial point of view, to such holders of Company Ordinary Shares.

2.23  Financial Advisor.  Except for The Blackstone Group and Merrill Lynch and Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of The Blackstone Group and Merrill Lynch and Co. Inc.

2.24  No Other Representations or Warranties.  Except as set forth expressly herein, the Company is not making any representation or warranty, expressed or implied, of any nature whatsoever with respect to the Company or any of the Company’s Subsidiaries, and the Company hereby disclaims any such representation or warranty, whether by the Company, any of the Company’s Subsidiaries or any of their Representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the Merger and the Contemplated Transactions, notwithstanding the delivery or disclosure to Parent or any of its Representatives or any other Person of any documentation or other information by the Company, any of the Company’s Subsidiaries or any of their respective Representatives or any other Person with respect to any one or more of the foregoing. Except as set forth expressly herein, the condition of the assets of the Acquisition Corporations shall be “as is”, “where is” and with “all faults”.

SECTION 3.  Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub, jointly and severally, represents and warrants to the Company as follows:

3.1  Due Organization; Etc.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of India. Merger Sub is a company duly incorporated and validly existing under the laws of the State of Israel. Immediately prior to the Effective Time, Parent will own, directly or indirectly, of record and beneficially all outstanding shares of Merger Sub.

3.2  Authority; Noncontravention.

(a) Subject to obtaining the vote of Parent or an affiliate of Parent, as the case may be, as the sole shareholder of Merger Sub with respect to the Merger, each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its respective obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. The board of directors of Merger Sub has determined: (a) that the Merger is fair to, and in the best interests of, Merger Sub and its shareholders, and that, considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors; and (b) to recommend that Parent, as the sole shareholder of Merger Sub, approve this Agreement, the Merger and the other Required Approval Transactions.

(b) Except: (i) disclosure required under applicable Legal Requirements; (ii) as may be required by the HSR Act, any non-U.S. Antitrust Law or the Companies Law; and (iii) as would not have a material adverse effect on Parent’s ability to consummate the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

3.3  Binding Nature of Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4  No Vote Required.  No vote of the holders of Parent Common Stock is required to authorize the Merger.

3.5  Financing.  As of the date of this Agreement, Parent has sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.

3.6  Stock Ownership.  As of the date of this Agreement, neither Parent nor Merger Sub beneficially owns any Company Ordinary Shares or Company Founder Shares.

3.7  Disclosure.  None of the information with respect to Parent and Merger Sub to be supplied by or on behalf of Parent to the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meetings (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.  Certain Covenants of the Company

4.1  Access and Investigation.  During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time and the valid termination of this Agreement (the “Pre-Closing Period”), the Company shall, at reasonable times and upon reasonable notice, cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access, during normal business hours, to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations and to conduct environmental site assessments or other investigations related to Hazardous Substances or Environmental Law; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations as Parent may reasonably request (in each case subject to such non-disclosure as may be necessary to avoid waiver of legal privileges). During the Pre-Closing Period, the Company shall, and the Company shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the officers of the Acquired Corporations to discuss such matters as Parent may reasonably request, including, but not limited to, matters which Parent may deem necessary or appropriate in order to enable Parent, after the Closing, to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto.

4.2  Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and in accordance with past practices; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current executive officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations and with all Governmental Bodies; (iii) to comply in all material respects with all Legal Requirements and the requirements of all Significant Contracts; and (iv) the Company shall promptly notify Parent of: (A) any claim asserted by any Governmental Body; (B) any claim asserted in writing by any Person other than a Governmental Body; (C) any Legal Proceeding commenced; or (D) any Legal Proceeding, to the Knowledge of the Company, threatened in writing, in the case of clauses “(A)” through “(D)” against, relating to, involving or otherwise affecting any of the Acquired Corporations.

(b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and the Company shall ensure that each of the other Acquired Corporations does not (without the prior written consent of Parent):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any share capital, or repurchase, redeem or otherwise reacquire any share capital or other securities, other than to repurchase, in full compliance with applicable Legal Requirements, restricted Company Ordinary Shares held by an employee upon the termination of such employee’s employment;

(ii) sell, issue, grant, pledge or encumber or authorize the sale, issuance or grant, pledge or encumbrance of: (A) any share capital or other security of any Acquired Corporation; (B) any option, call, warrant or right to acquire any share capital or other security of any Acquired Corporation; or (C) any instrument convertible into or exchangeable for any share capital or other security of any Acquired Corporation (except that the Company may issue Company Ordinary Shares upon the valid exercise of Company Options outstanding as of the date of this Agreement);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans or any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, except as required by applicable Legal Requirements;

(iv) amend or permit the adoption of any amendment to the Company’s Articles of Association or Memorandum of Association or the charter or other organizational documents of the other Acquired Corporations;

(v) (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) subject to Section 8.1(i) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure greater than $100,000 individually or greater than $500,000 in the aggregate;

(vii) (A) except as set forth in Part 4.2(b)(vii) of the Company Disclosure Schedule, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that, if entered into prior to the date hereof, would be a Significant Contract; or (B) amend in any material respect or terminate, or waive any material right or remedy under, any Company Contract that constitutes a Significant Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person;

(ix) (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Acquired Corporation IP or Acquired Corporation IP Contract, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Acquired Corporation IP and Acquired Corporation IP Contracts, (B) grant to any third party any license with respect to any Acquired Corporation IP, except in the ordinary course of business, (C) develop, create or invent any Intellectual Property jointly with any third party, (D) disclose any confidential information or confidential Acquired Corporation IP to any Person, other than employees of the Company or any other Acquired Corporation that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, or (E) fail to notify Parent promptly of any infringement, misappropriation or other violation of or conflict with any Acquired Corporation IP of which the Company or any other Acquired Corporation becomes aware and to consult with Parent regarding the actions (if any) to take to protect such Acquired Corporation IP;

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances;

(xi) lend money to any Person (other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business), or incur or guarantee any Indebtedness;

(xii) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, distribute any employee handbook to the Company’s employees in Israel, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by applicable law; (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement); and (D) may grant the bonuses set forth in Part 4.2(b)(xii) of the Company Disclosure Schedule);

(xiii) other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make, change or revoke any material Tax election or make any change in any method of Tax accounting, request any Tax pre-ruling (other than the Israeli Tax Rulings), request any material Tax ruling or apply for any additional incentives under the Israeli Investment Encouragement Law, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes, enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes;

(xv) commence any Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;

(xvi) settle any Legal Proceeding (including the Specified Proceedings) or other material claim or settle any Legal Proceeding with respect to the Contemplated Transactions;

(xvii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement.

(d) As promptly as practicable following the date hereof, Parent and the Company shall establish a joint integration committee task force (the “Integration Committee”). The Integration Committee shall meet on a regular basis and shall develop a work-plan with respect to analyzing integration issues and assessing resolution of such issues, provided, however, that the participation of any officer or employee of the Acquired Corporations on the Integration Committee shall not unreasonably interfere with the conduct of the business of the Acquired Corporations. In connection therewith, each of Parent and the Company shall, at all times, cause the Integration Committee to abide by applicable Legal Requirements, including, but not limited to, applicable antitrust and competition laws. Parent and the Company shall not implement any integration measures and shall continue to operate their businesses separately and as competitors prior to the Closing.

(e) During the Pre-Closing Period, the Acquired Corporations shall (i) prepare and file all Tax Returns (the “Post-Signing Returns”) required to be filed by their respective due dates, (ii) timely pay all Taxes shown to be due and payable on such Post-Signing Returns, and (iii) promptly notify Parent of any notice of any suit, claim, action, investigation, audit or proceeding in respect of any Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such Tax matters).

4.3  No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and the Company shall ensure that the Company Subsidiaries and the respective Representatives of the Acquired Corporations do not, directly or indirectly:

(i) solicit, initiate, induce, knowingly facilitate or knowingly encourage or take any other action to knowingly facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) enter into, engage, maintain or continue in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) except in accordance with Section 8.1(i), agree to, approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

(v) except in accordance with Section 8.1(i), enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; or

(vi) authorize or permit any of the officers, directors or employees of any Acquired Corporation, or any investment banker, financial advisor, attorney, accountant or other representative retained by any Acquired Corporation to take any of the actions described in clauses (i) through (v) of this Section 4.3(a).

provided, however, that prior to the approval of this Agreement by the Required Company Shareholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions or negotiations with, any Person in response to an Acquisition Proposal submitted to the Company by such Person (and not withdrawn) that the Company’s Board of Directors believes is reasonably likely to result in a Superior Offer by such Person (and not be withdrawn) if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached any of the provisions set forth in this Section 4.3; (B) the board of directors of the Company concludes, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under applicable law; (C) prior to furnishing any such nonpublic information to such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and “standstill” provisions) at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (D) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(b) If any Acquisition Proposal or Acquisition Inquiry is made or submitted by any Person during the Pre-Closing Period, then the Company shall as promptly as practicable after receipt of such Acquisition Proposal or Acquisition Inquiry advise Parent of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof, together with a copy of any written materials provided to the Company by such Person). The Company shall keep Parent informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto. Furthermore, the Company shall provide Parent with five business days prior notice (or such less prior notice as is provided to the members of the Company’s board of directors) of any meeting of the Company’s board of directors at which the board of directors of the Company is reasonably expected to consider any Acquisition Proposal or Acquisition Inquiry.

(c) On the date hereof, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will cause each such agreement to be enforced to the extent requested by Parent.

4.4  Intellectual Property.  At the request of Parent, the Company shall take all reasonable actions necessary to execute and file any documentation that may be required to create and perfect the Company’s interest in its Intellectual Property.

SECTION 5.  Additional Covenants of the Parties

5.1  Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare the Proxy Statement which shall be in form and substance reasonably satisfactory to Parent. The Company shall: (i) cause the Proxy Statement to comply with Legal Requirements applicable to it; (ii) provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement, and include in the Proxy Statement all changes reasonably proposed by Parent; (iii) cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable following the date of this Agreement; and (iv) promptly cause the Proxy Statement to be filed with the SEC on Form 6-K.

(b) If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent of such event or information and shall, in accordance with the procedures set forth in Section 5.1(a), (i) if appropriate, cause such amendment or supplement to be mailed to the shareholders of the Company, and (ii) prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable.

5.2  Merger Proposal; Company Shareholder Meetings.

(a) Promptly after the execution and delivery of this Agreement: (i) each of the Company and Merger Sub shall cause a merger proposal (in the Hebrew language) in form reasonably agreed upon by the parties (the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law, and (ii) each of the Company and Merger Sub shall deliver the Merger Proposal to the Companies Registrar in accordance with Section 317(a) of the Companies Law. The Company shall cause a copy of the Merger Proposal to be delivered to each of its secured creditors, if any, no later than three days after the date on which the Merger Proposal is delivered to the Companies Registrar, and shall promptly inform its non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. Promptly after the Company complies with the preceding sentence, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Companies Law and the regulations promulgated thereunder.

(b) The Company shall take all action necessary under all applicable Legal Requirements to call (promptly after the execution and delivery of this Agreement), give notice of and hold: (i) a meeting of the holders of Company Ordinary Shares and Company Founder Shares; (ii) a class meeting of the holders of the Company Ordinary Shares, and (iii) a class meeting of the holders of Company Founder Shares; to vote on the approval of this Agreement, the Merger and the other Required Approval Transactions (the “Company Shareholders’ Meetings”). Subject to the notice requirements of the Companies Law and the Articles of Association of the Company, the Company Shareholders’ Meetings shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the date of this Agreement. The Company shall ensure that all proxies solicited in connection with the Company Shareholders’ Meetings are solicited in compliance with all applicable Legal Requirements. Within three days after the approval of the Merger by the shareholders of the Company, if it has been approved, the Company shall deliver to the Companies Registrar its shareholder approval notice in accordance with Section 317(b) of the Companies Law informing the Companies Registrar that the Merger was approved by the shareholders of the Company at the Company Shareholders’ Meetings.

(c) Subject to Section 5.2(d), the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s shareholders vote to approve this Agreement, the Merger and the other Required Approval Transactions at the Company Shareholders’ Meetings and none of the Company’s board of directors or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company’s board of directors or any committee thereof of this Agreement, the Merger or any other Required Approval Transaction.

(d) Subject to Section 5.2(e), the Company shall use its best efforts to solicit from holders of Company Ordinary Shares and Company Founder Shares proxies in favor of the approval of the Merger and the other Contemplated Transactions. The Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with meetings of holders of Company Ordinary Shares and Company Founder Shares in compliance with all applicable Legal Requirements, including the Companies Law, the Company’s Memorandum and Articles of Association, and the rules of NASDAQ. The Company may adjourn or postpone the meetings of holders of Company Ordinary Shares and Company Founder Shares (i) if and to the extent necessary to provide any necessary supplement or amendment to the Proxy Statement to the holders of Company Ordinary Shares and Company Founder Shares in advance of a vote on this Agreement, the Merger and the other Contemplated Transactions; or (ii) if, as of the time for which a meeting of holders of Company Ordinary Shares and Company Founder Shares is originally scheduled (as set forth in the Proxy Statement), there are insufficient holders of Company Ordinary Shares and Company Founder Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the respective meeting. Subject to Section 8.1(i), the Company’s obligation to call, give notice of, convene and hold the respective meetings of holders of Company Ordinary Shares and Company Founder Shares in accordance with this Section 5.2(d) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(e) Notwithstanding anything to the contrary contained in Section 5.2(c), at any time prior to the approval of this Agreement by the Required Company Shareholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) the Company shall have provided to Parent, at least five business days prior to each meeting of the Company’s board of directors at which such board of directors considers the possibility of withdrawing the Company Board Recommendation or modifying the Company Board Recommendation in a manner adverse to Parent, written notice of such meeting together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; (ii) the Company’s board of directors determines that the Company has received a Superior Offer that has not been withdrawn; and (iii) the Company’s board of directors determines, after taking into account the advice of the Company’s outside legal counsel, that the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s shareholders under applicable law. The Company shall notify Parent promptly (and in any event within two hours) of: (A) any withdrawal of or modification to the Company Board Recommendation; and (B) the circumstances and details surrounding such withdrawal or modification.

5.3  Israeli Regulatory Matters.

(a) Each party to this Agreement shall use its commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Body with respect to the Merger. Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the approvals listed in Part 2.11 of the Company Disclosure Schedule. Each of the Company and Parent shall cause their respective Israeli counsel and tax advisers to coordinate all activities and to cooperate with each other, including by providing each an opportunity to comment on all applications to Israeli Governmental Bodies, with respect to the preparation and filing of such notices or applications for approval and the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such Consents.

(b) As soon as reasonably practicable after the execution of this Agreement, the Company shall cause the Company’s Israeli counsel and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling that either: (A) exempts Parent, the Paying Agent and the Surviving Company from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement as part of the Merger Consideration or clarifying that no such obligation exists; or (B) clearly instructs Parent, the Paying Agent or the Surviving Company how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of Company Ordinary Shares, Company Founder Shares or Company Options from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Israeli Tax Rulings”). Each of the Company and Parent shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under any applicable Legal Requirement to obtain the Israeli Tax Rulings as promptly as practicable.

(c) Each party to this Agreement shall: (i) give the other parties prompt notice of the commencement of any Legal Proceeding by or before any Israeli Governmental Body with respect to the Merger; (ii) keep the other parties informed as to the status of any such Legal Proceeding; and (iii) promptly inform the other parties of any communication with the Investment Center, the Companies Registrar or any other Israeli Governmental Body regarding the Merger or any of the other Contemplated Transactions. The parties to this Agreement shall consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli Legal Proceeding or Consent of any Israeli Governmental Body relating to the Merger.

5.4  Other Regulatory Approvals.

(a) In addition to the obligations pursuant to Section 5.3, each party to this Agreement shall use commercially reasonable efforts to file, as promptly as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as reasonably practicable after the date of this Agreement, prepare and file any notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) and thereafter make any other required submissions under any Antitrust Laws. The Company and Parent shall use commercially reasonable efforts to (a) respond as promptly as reasonably practicable to: (i) any inquiries or requests received from the U.S. Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, non-U.S. antitrust authority or other Governmental Body in connection with antitrust or related matters; (b) obtain any necessary approvals, and obtain the termination of any waiting periods, under any Antitrust Laws that apply to the Contemplated Transactions.

(b) Each party to this Agreement shall promptly notify the other party of any oral or written communication it receives from any Governmental Body relating to the matters that are the subject of this Agreement, permit the other party to review in advance any substantive communication proposed to be made by such party to any Governmental Body and provide the other party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, and as necessary to address reasonable privilege or confidentiality concerns, or as necessary to comply with contractual arrangements, including any existing confidentiality or non-disclosure agreements. No party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Body in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act and any Antitrust Law in any relevant non-U.S. jurisdiction.

5.5  Stock Options and Company ESPP.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be cancelled and each holder of such an option shall receive a cash payment as promptly as practicable following the Effective Time in respect of each such option in an amount equal to the amount, if any, by which the Merger Consideration exceeds the exercise price of the Company Option, less all applicable tax withholding. The Company shall take all necessary action to effectuate the foregoing, including, without limitation, obtaining the consent of the option holders.

(b) Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective (the last business day prior to the date on which the Merger becomes effective being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole Company Ordinary Shares in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

5.6  Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Company or any Subsidiary of the Surviving Company after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for the sole purpose of determining a Continuing Employee’s eligibility to participate in such plans (but not for purposes of benefit accrual), such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations prior to the Effective Time, provided that such crediting of service shall not result in the duplication of benefits. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees located in the United States, Parent shall, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (A) cause to be waived, as required by applicable Legal Requirements, any eligibility requirements or pre-existing condition limitations; and (B) give effect, in determining any deductible maximum out of pocket limitations, to amounts paid by such Continuing Employees with respect to substantially similar plans maintained by any Acquired Corporation during the plan year in which the Effective Time occurs.

(b) Nothing in this Section 5.6 or elsewhere in this Agreement shall be construed to create a right of any Company Associate to employment with Parent, the Surviving Company or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 5.7(a)) to the extent of their respective rights pursuant to Section 5.7, no Company Associate, Continuing Employee nor any other Person, shall be deemed to be a third party beneficiary of this Agreement.

(c) If requested by Parent at least seven business days prior to the Effective Time, the Company shall take (or cause to be taken) all actions pursuant to resolutions of the board of directors of the applicable Acquired Corporation necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (an “Acquired Corporation 401(k) Plan”). If the Company is required to terminate any Acquired Corporation 401(k) Plan, then the Company shall provide to Parent prior to the Effective Time written evidence of the adoption by the board of directors of the applicable Acquired Corporation of resolutions authorizing the termination of such Acquired Corporation 401(k) Plan.

(d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall cooperate with Parent to comply with such requirements prior to the Effective Time.

5.7  Indemnification of Officers and Directors.

(a) All rights to indemnification by any Acquired Corporation existing in favor of those Persons who are or were directors and/or officers of any Acquired Corporation as of or prior to the date of this Agreement (the “Indemnified Persons”) for their acts and omissions as directors and/or officers of any Acquired Corporation occurring prior to the Effective Time pursuant to those indemnification agreements listed at Part 2.14(i) and Part 2.20 of the Company Disclosure Schedule and the Articles of Association of the Acquired Corporations (the “Indemnification Documents”), shall survive the Merger and be observed by the Surviving Company to the fullest extent available under the Indemnification Documents and applicable law for a period of seven years from the date on which the Merger becomes effective, and Parent shall cause the Surviving Company to so observe such rights (including, to the extent necessary, by providing funds to ensure such observance).

(b) From the Effective Time until the seventh anniversary of the date on which the Merger becomes effective, the Surviving Company shall use commercially reasonable efforts to maintain in effect, for the benefit of those Indemnified Persons who are currently insured under the directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”) with respect to their acts and omissions as directors and officers of any Acquired Corporation occurring prior to the Effective Time, the Existing D&O Policy; provided, however, that the Surviving Company may substitute for the Existing D&O Policy a policy or policies of comparable coverage and in no event shall the Surviving Company be required to expand pursuant to this Section 5.7(b) more than an amount per year equal to 225% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $2,800,000 in the aggregate). The provisions of this Section 5.7(b) shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.7(b), which policies provide such directors and officers with coverage comparable to the coverage provided by the Existing D&O Policy for an aggregate period of seven years following the Effective Time (and the Company may, if it obtains the prior written consent of Parent, obtain such a prepaid policy prior to the Effective Time). If such prepaid policies have been obtained prior to the Effective Time, Parent shall not cancel such policies.

(c) The obligations under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons shall be third party beneficiaries of this Section 5.7), and in the event that Parent consolidates or merges with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then Parent shall make proper provision so that the continuing or surviving corporation or entity shall assume the obligations set forth in this Section 5.7.

5.8  Additional Agreements.  Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger ; provided that neither Merger Sub nor Parent will be required to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (B) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses.

5.9  Disclosure.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and the Company shall consult with Parent and consider the views and comments of Parent before any of the Acquired Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions.

5.10  Resignation of Directors.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each director of each of the Acquired Corporations other than the Company.

5.11  Approval of Sole Shareholder of Merger Sub; Notification to Registrar of Companies.  Immediately following the approval of the Merger by the shareholders of the Company, Parent shall cause the sole shareholder of Merger Sub to approve the Merger as the sole shareholder of Merger Sub. No later than three days after the approval of this Agreement, the Merger and the other Required Approval Transactions by Parent, as the sole shareholder of Merger Sub, Merger Sub shall (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) inform the Companies Registrar of such approval. In accordance with the customary practice of the Companies Registrar, Merger Sub shall request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date as Merger Sub shall advise the Companies Registrar, which date shall be the first business day immediately following the Closing. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger shall be declared effective and the Certificate of Merger shall be issued as soon as possible after the Closing shall have taken place, but not before the Closing shall have taken place.

5.12  Subsequent Financial Statements.  The Company shall, if practicable, consult with Parent prior to making publicly available its financial results for any period after the date of the financial statements presented in the 2005 20-F and prior to the filing of any report or document with the SEC after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

5.13  Transfer of Assets.  Prior to the Effective Time, the Company shall, and shall procure that the applicable Company Subsidiaries, enter into one or more agreements to effect the transfer of such assets as shall be specified by Parent (the “Transfers”) to Parent or to one or more Subsidiaries or other affiliates of Parent, as directed by Parent in its sole discretion, such Transfers to be conditioned upon the occurrence of the Effective Time. In connection with the Transfers, the Company and Parent shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation required and do such other acts and things as are required to give effect to the Transfers in accordance with the terms hereof and Parent shall be entitled to review and provide input to all documentation relating to the Transfers prior to the Effective Time.

5.14  Payment of Debt Amount.  At the Closing, Parent shall provide sufficient funds to allow for the repayment by or on behalf of the Acquired Corporations, to the extent required or requested by the holders of the Indebtedness set forth on Part 2.19 of the Company Disclosure Schedule, those amounts due and owing on such Indebtedness.

5.15  Company’s Israeli Facilities.  Parent currently has no plans to divest the Company’s Israeli facilities; Parent will maintain the current production level at those facilities and file for new products at those facilities for two years.

SECTION 6.  Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1  Accuracy of Representations.

Each of the representations and warranties of the Company set forth in Section 2 shall have been true and accurate in all material respects as of the date of this Agreement and shall be true and accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

6.2  Performance of Covenants.  All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3  Antitrust Approvals.

(a) Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and any material filings or approvals under any Antitrust Law in any relevant non-U.S. jurisdiction that are required to be made or obtained prior to Closing shall have been made or obtained, as applicable.

(b) The parties shall have obtained approval of the Merger from the Israeli Commissioner of Restrictive Trade Practices, if required.

6.4  Other Approvals.  Any waiting period applicable to the Merger under the Companies Law shall have expired or terminated, and Parent and the Company shall have obtained the approvals listed in Part 2.11 of the Company Disclosure Schedule, and such approvals shall not contain any conditions that are not to the satisfaction of Parent in its sole discretion.

6.5  Shareholder Approval.  This Agreement, the Merger and the other Contemplated Transactions shall have been duly approved by the Required Company Shareholder Vote.

6.6  Certificate.  Parent shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections, 6.1, 6.2, 6.3, 6.4, 6.5 and 6.7 have been duly satisfied.

6.7  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.8  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect and; there shall not be any Legal Requirement enacted or deemed applicable to the Merger that (a) makes the consummation of the Merger illegal (b) prohibits or limits in any material respect the ability of Parent or any affiliate of Parent to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the share capital of the Surviving Company; (c) materially and adversely affects the right or ability of Parent, any affiliate of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (d) compels any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Merger or any of the other transactions contemplated by this Agreement; or (e) imposes any criminal sanctions or liability on any of the Acquired Corporations.

6.9  No Governmental Litigation.  There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or a participant: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the Contemplated Transactions; (b) relating to the Merger or any of the Contemplated Transactions and seeking to obtain from Parent or any of its Subsidiaries or any of the Acquired Corporations any damages or other relief that could reasonably be expected to be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect the ability of Parent or any affiliate of Parent to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the share capital of the Surviving Company; (d) that could materially and adversely affect the right or ability of Parent, any affiliate of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Merger or any of the other transactions contemplated by this Agreement; or (f) seeking to impose (or that, if adversely determined, could reasonably be expected to result in the imposition of) any criminal sanctions or liability on any of the Acquired Corporations. For purposes of this Section 6.9, a Governmental Body shall not be deemed to be a “party” or “participant” in a Legal Proceeding if the Legal Proceeding involves only non-governmental parties and the exclusive role played by such Governmental Body in such Legal Proceeding is that of court or judge.

6.10  The Transfers.  The Company shall have performed all of its obligations pursuant to Section 5.13 and each of the Acquired Corporations party to an agreement entered into to effect the Transfers pursuant to Section 5.13 shall have performed its obligations under each of such agreements.

6.11  Existing D&O Policy.  No action shall have been taken (a) to deny or limit coverage available to the Acquired Corporations under the Existing D&O Policy in connection with any Losses (as defined in the Existing D&O Policy) of the Acquired Corporations resulting from the causes of action set forth in the complaint titled “Loretta Zwickel v. Taro Pharmaceutical Industries Ltd, et al (S.D.N.Y. Civil Action No. 04-CV-5969 (RMB)”, as amended from time to time or (b) to rescind the Existing D&O Policy on any basis including any representations, statements, declarations, omissions or any other complaints of any nature made in connection with the application for the Existing D&O Policy.

SECTION 7.  Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1  Accuracy of Representations.  The representations and warranties of Parent and Merger Sub contained in Section 3 shall have been true and accurate in all material respects as of the date of this Agreement and shall be true and accurate in all material respects as of the Closing Date as if made on and as of the Closing Date

(except for any such representations and warranties made as of a specific date, which shall have been true and accurate in all material respects as of such date).

7.2  Performance of Covenants.  All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3  Shareholder Approval.  This Agreement, the Merger and the other Contemplated Transactions shall have been duly approved by the Required Company Shareholder Vote, and any waiting period applicable to the Merger under the Companies Law shall have expired or terminated.

7.4  Certificate.  The Company shall have received a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5  Antitrust Approvals.

(a) Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and any material filings or approvals under any Antitrust Law in any relevant non-U.S. jurisdiction that are required to be made or obtained prior to Closing shall have been made or obtained, as applicable.

(b) The parties shall have obtained approval of the Merger from the Israeli Commissioner of Restrictive Trade Practices, if required.

7.6  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order against the Company preventing the consummation of the Merger by the Company under U.S. or Israeli law shall have been issued by any U.S. or Israeli court of competent jurisdiction and remain in effect, and there shall not be any U.S. or Israeli Legal Requirement enacted or deemed applicable to the Merger that makes the consummation of the Merger by the Company illegal under U.S. or Israeli law.

SECTION 8.  Termination

8.1  Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Merger by the Required Company Shareholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2007; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by such date is a result of a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by Parent if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(d) by the Company if a U.S., Canadian or Israeli court of competent jurisdiction or other U.S., Canadian or Israeli Governmental Body shall have issued a final and nonappealable Order against the Company, or shall have taken any other final and nonappealable action directed at the Company, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger by the Company under U.S., Canadian or Israeli law;

(e) by either Parent or the Company if: (i) the Company Shareholders’ Meetings (including any adjournments and postponements thereof) shall have been held and completed and the Company’s shareholders shall have taken a final vote on a proposal to approve this Agreement, the Merger and the other Required Approval Transactions; and (ii) this Agreement, the Merger and the other Required Approval Transactions shall not have been approved at the Company Shareholders’ Meetings (and shall not have been approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote;

(f) by Parent (at any time prior to the approval of this Agreement by the Required Company Shareholder Vote) if a Triggering Event shall have occurred;

(g) by Parent if: (i) any of the representations and warranties provided by the Company in Section 2 shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.1 would not be satisfied; provided, however, that if a breach of a covenant or obligation by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date the Company receives notice of such inaccuracy or breach from Parent;

(h) by the Company if: (i) any of Parent’s representations and warranties shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant or obligation by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date Parent receives notice of such inaccuracy or breach from Company; or

(i) by the Company (at any time prior to the approval of this Agreement by the Required Company Shareholder Vote), in order to accept a Superior Offer and enter into the Specified Definitive Acquisition Agreement (as defined below) relating to such Superior Offer, if: (i) there shall not have been any material breach of any material obligations contained in Section 4.3; (ii) the board of directors of the Company, after satisfying all of the requirements set forth in Section 5.2(d) in connection with such Superior Offer, shall have authorized the Company to enter into a binding, written, definitive acquisition agreement providing for the consummation of the transaction contemplated by such Superior Offer (the “Specified Definitive Acquisition Agreement”); (iii) the Company shall have delivered to Parent a written notice (that includes a copy of the Specified Definitive Acquisition Agreement as an attachment) containing the Company’s representation and warranty that: (A) the board of directors of the Company has authorized the execution and delivery of the Specified Definitive Acquisition Agreement on behalf of the Company and the termination of this Agreement pursuant to this Section 8.1(i); and (B) the Company intends to enter into the Specified Definitive Acquisition Agreement contemporaneously with the termination of this Agreement pursuant to this Section 8.1(i); (iv) a period of at least five business days shall have elapsed since the receipt by Parent of such notice, and the Company shall have made its Representatives available during such period for the purpose of engaging in negotiations with Parent regarding a possible amendment to this Agreement or a possible alternative transaction on terms more favorable to the Company’s shareholders than the terms of the Merger and the Contemplated Transactions; (v) the Company shall have promptly advised Parent of any modification proposed to be made to the Specified Definitive Acquisition Agreement by the other party thereto; (vi) any written proposal by Parent to amend this Agreement or enter into an alternative transaction shall have been considered by the board of directors of the Company, and such board of directors shall have determined that the terms of the proposed amended agreement of merger (or other alternative transaction) are not as favorable to the Company’s shareholders, as the terms of the transaction contemplated by the Specified Definitive Acquisition Agreement, as it may have been modified to make such terms more favorable to the Company’s shareholders; (vii) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(b); and (viii) on the date five business days after Parent receives the written notice referred to in clause “(iii)” of this Section 8.1(i), the Company shall have executed and delivered to the other party thereto the Specified Definitive Acquisition Agreement (as it may have been modified to make it more favorable to the Company), and the Specified Definitive Acquisition Agreement (as it may have been so modified) shall have thereupon become fully binding and effective (it being understood that if the Company validly terminates this Agreement pursuant to this Section 8.1(i) by satisfying all of the conditions set forth in clauses “(i)” through

“(viii)” of this Section 8.1(i), then the termination of this Agreement shall be deemed to occur contemporaneously with the execution and delivery of the Specified Acquisition Agreement by the Company).

8.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

8.3  Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable non-U.S. Antitrust Law.

(b) If this Agreement is terminated by: (i) the Company pursuant to Section 8.1(i); or (ii) Parent pursuant to Section 8.1(f); or (iii) Parent or the Company pursuant to Section 8.1(e) and, in the case of Section 8.1 (e) only, prior to the time of the failure to so approve this Agreement, the Merger or the other Required Approval Transactions, an Acquisition Transaction with respect to the Company shall have been publicly announced; then the Company shall pay to Parent a nonrefundable fee in the amount of $15.5 million in cash.

(c) If the Company fails promptly to pay when due any amount payable by the Company under this Section 8.3, then: (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to LIBOR plus 3%.

SECTION 9.  Miscellaneous Provisions

9.1  Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time (whether before or after the approval of this Agreement by the shareholders of the Company); provided, however, that after approval of this Agreement by the Company’s shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2  Extension; Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may, subject to applicable law: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3  No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive after the Effective Time.

9.4  Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement, the other agreements and exhibits referred to herein and the Company Disclosure Schedule constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that: the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5  Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, disregarding the provisions concerning internal conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in The City of New York.

9.6  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7  Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns (except as expressly provided in Section 5.7(c)); provided, however, that (a) the rights and obligations of each of Parent and Merger Sub under this Agreement may be assigned or delegated by Parent or Merger Sub, as the case may be, to any affiliate of Sun Pharmaceutical Industries Ltd. without the consent of the Company or of any other Person, provided that such assignment shall not materially adversely affect the rights and interests of the holders of Company Ordinary Shares and of Company Founder Shares, and in the event of any such assignment and/or delegation, all references in this Agreement to Parent or Merger Sub, as the case may be, shall be deemed to instead refer to such affiliate; and (b) other than as permitted by Section 9.7(a) of this Agreement, neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided in Section 5.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered mail return receipt requested, upon receipt; (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as DHL or Federal Express), three business days after delivery to such courier; (c) if sent by facsimile transmission before 5:00 p.m. in New York, when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

c/o Sun Pharmaceutical Industries Ltd.
17/B, Mahal Industrial Estate,
Mahakali Caves Road,
Andheri (East), Mumbai 400 093 India
Facsimile: (91-22) 6645 5685

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, N.Y. 10022
Attn: Peter D. Lyons
Facsimile: (212) 848-7666

and an additional copy (which shall not constitute notice) to:

Naschitz, Brandes & Co.
5 Tuval Street
Tel-Aviv 67897
Israel
Attn: Aaron M. Lampert
Facsimile: +972-(3)-623-5051

if to the Company:

c/o Taro Pharmaceuticals U.S.A., Inc.
3 Skyline Drive
Hawthorne, NY 10532
Attention: Barrie Levitt
Facsimile: (914) 345-9719
and (914) 345-9825

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, N.Y. 10036
Attn: Jeffrey W. Tindell
Facsimile: (917) 777-3380

and an additional copy (which shall not constitute notice) to:

Yigal Arnon & Co.
1 Azrieli Center
The Round Building
Tel-Aviv 67021
Israel
Attn: David Schapiro
Facsimile: +972-(3)-607-7724

9.9  Cooperation.  The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.10  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11  Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to “$” or “dollars” in this Agreement shall mean U.S. dollars. All references to “NIS” in this Agreement shall mean New Israeli Shekels. All references to “business days” shall mean days on which banks are open for business in New York and in the State of Israel.

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Taro Pharmaceutical Industries Ltd

By:	/s/ Tal Levitt
Name: Tal Levitt

Title: Secretary

Alkaloida Chemical Company Exclusive Group Ltd.

By:	/s/ Sudhir Valia
Name: Sudhir Valia

Title: Director

Aditya Acquisition Company Ltd.

By:	/s/ Sudhir Valia
Name: Sudhir Valia

Title: Director

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations.  “Acquired Corporations” shall mean: (a) the Company; (b) each of the Company’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

Acquired Corporation IP.  “Acquired Corporation IP” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.

Acquired Corporation IP Contracts.  “Acquired Corporation IP Contracts” shall mean any and all Contracts concerning Intellectual Property to which each Acquired Corporation is a party or beneficiary or by which any Acquired Corporation, or any of its properties or assets, may be bound, including all (a) licenses of Intellectual Property by any Acquired Corporation to any third party, (b) licenses of Intellectual Property by any third party to any Acquired Corporation, (c) Contracts between any Acquired Corporation and any third party relating to the transfer, development, maintenance or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property.

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer or proposal including, without limitation, any offer or proposal to the shareholders of the Acquired Corporations (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Contemplated Transactions) involving:

(a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is involved; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, if consummated, beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (iii) in which any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Agreement.  “Agreement” shall mean the Agreement of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Code.  “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Companies Law.  “Companies Law” shall mean the Israeli Companies Law- 5759-1999, as amended, and all rules and regulations promulgated thereunder.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate.  “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Acquired Corporations or any Company Affiliate.

Company Contract.  “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any property or asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Disclosure Schedule.  “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with Section 2 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement.  “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Acquired Corporations or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” without any obligation on the part of any Acquired Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Corporation under applicable non-U.S. law.

Company Employee Plan.  “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Founder Shares.  “Company Founder Shares” shall mean the founder shares, nominal value NIS 0.0001 per share, of the Company

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquired Corporations taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; excluding any Effect resulting from the existence or announcement of this Agreement and the transactions contemplated hereby.

Company Option Plans.  “Company Option Plans” shall mean: (a) the Company’s 1991 Stock Incentive Plan; and (b) the Company’s 1999 Stock Incentive Plan.

Company Options.  “Company Options” shall mean options to purchase Company Ordinary Shares from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Ordinary Shares.  “Company Ordinary Shares” shall mean the ordinary shares, nominal value NIS 0.0001 per share, of the Company.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of February 16, 2007, between Company and Parent.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement and the Shareholder Undertakings to be entered into by certain shareholders of the Company in favor of Parent in connection with the Merger.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, indenture, bond, loan, conditional sale contract, mortgage, franchise, option, warranty, purchase or sale order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, adverse claim, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Laws.  “Environmental Laws” shall mean any United States federal, state or local or non United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization.  “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ National Market).

Hazardous Substances.  “Hazardous Substances” shall mean (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos, mold and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Body pursuant to any Environmental Law.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness.  “Indebtedness” shall mean, without duplication, with respect to any Person (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Encumbrance on any property (other than any mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business), (f) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (g) any guarantee of any of the foregoing obligations.

Intellectual Property.  “Intellectual Property” shall mean, in any and all jurisdictions throughout the world, all (a) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, industrial designs, mask works and statutory invention registrations, (b) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (c) published and unpublished works of authorship, whether copyrightable or not (including software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, and any and all rights associated therewith, (d) confidential and proprietary information, including trade secrets, know-how and invention rights, (e) rights of privacy and publicity, and (f) any and all other proprietary rights.

Knowledge.  “Knowledge” shall mean, with respect to any particular matter, the actual knowledge, after due inquiry, of the executive officers, the general counsel and the Chairman of the board of directors of the Company regarding such matter.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any U.S. federal, state, local or municipal, non-U.S. or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or The NASDAQ Stock Market or The Pink Sheets Electronic Quotation Service, as applicable).

LIBOR “LIBOR” shall mean the rate for deposits in U.S. Dollars which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on any given business day in London.

Licensed Intellectual Property.  “Licensed Intellectual Property” shall mean any and all Intellectual Property that each Acquired Corporation is licensed or otherwise permitted by other Persons to use pursuant to the Acquired Corporation IP Contracts.

Order.  “Order” shall mean any order, writ, injunction, judgment or decree.

Owned Intellectual Property.  “Owned Intellectual Property” shall mean any and all Intellectual Property owned by the Acquired Corporations.

Parent Common Stock.  “Parent Common Stock” shall mean the Common Stock, par value US$0.01 per share, of Parent.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Proxy Statement.  “Proxy Statement” shall mean the proxy statement to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meetings.

Registered.  “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Body or Internet domain name registrar.

Representatives.  “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and other representatives.

Required Approval Transactions.  “Required Approval Transactions” shall mean the Contemplated Transactions that require approval by the shareholders of the Company under applicable Legal Requirements.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer.  “Superior Offer” shall mean an unsolicited bona fide written offer by a third party (i) to purchase, in exchange for consideration consisting exclusively of cash or equity securities traded publicly in the U.S. (or a combination of cash and equity securities traded publicly in the U.S.), all of the outstanding Company Ordinary Shares and Company Founder Shares, pursuant to a tender or exchange offer, a merger, a consolidation, a recapitalization or otherwise, or (ii) for a merger, sale, consolidation or other business transaction resulting in an acquisition, transfer, disposition, issuance or license of at least 15% of the assets or any class of share capital of the Company or the Company Subsidiaries; that: (a) was not obtained or made as a direct or indirect result of a breach of any provision of the Agreement, the Shareholder Undertakings or the Confidentiality Agreement; (b) is not subject to a financing contingency; and (c) is determined by the board of directors of the Company to be more favorable to the Company’s shareholders than the Merger.

Tax.  “Tax” shall mean (i) any and all taxes (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, alternative minimum tax, environmental tax, capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax), levy, impost, assessment, reassessment, tariff, duty (including any customs duty), deficiency or fee, and any similar charge of any kind and any related charge or amount (including any fine, penalty, interest or inflation linkage), imposed, assessed, reassessed or collected by or under the authority of any Governmental Body; (ii) any liability for the payment of any amount of the type described in clause (i) as a result of (A) transferee or successor liability, being or having been before the Effective Time a member of a consolidated, affiliated, combined, unitary or other group or included in a Tax Return with another Person, or otherwise under operation of law, or (B) being party to any sharing, allocation, indemnification or similar agreement.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body or other Person relating to any Taxes.

Triggering Event.  A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company shall have failed to recommend that the Company’s shareholders vote to approve the Agreement, or shall have withdrawn the Company Board Recommendation; (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is fair to and in the best interests of the Company’s shareholders; (c) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal other than the Merger and the Contemplated Transactions; (d) the Company shall have intentionally breached its obligations under Section 4.3; or (e) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, or filed with the SEC, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Exhibit B

1. Barrie Levitt

2. Daniel Moros

3. Tal Levitt

4. Morley and Company, Inc.

5. Taro Development Corporation